Exhibit 99.2

CONSENT

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, John N. Seitz, hereby consent to be named as a person about to become a member of the board of managers of Constellation Energy Partners LLC in this Registration Statement on Form S-1 and related prospectus.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 2nd day of October, 2006.

/s/ John N. Seitz
John N. Seitz